Exhibit 99.1

For Immediate Release:

Media Contact:	Investor Contact:
Marty Richmond	Samir Khanal
Vice President Marketing and Corporate Communications	Senior Director of Investor Relations
216.755.5500	216.755.5500
mrichmond@ddr.com	skhanal@ddr.com

DDR REPORTS OPERATING FFO PER DILUTED SHARE

OF $0.24 FOR THE QUARTER ENDED MARCH 31, 2012

BEACHWOOD, OHIO, May 1, 2012 – DDR Corp. (NYSE: DDR) today announced operating results for the first quarter ended March 31, 2012.

SIGNIFICANT FIRST QUARTER ACTIVITY

•	Generated operating FFO of $0.24 per diluted share, which excludes certain non-operating items

•	Executed 545 new leases and renewals for over 3.3 million square feet

•	Increased the portfolio leased rate to 93.7% at March 31, 2012, from 93.6% at December 31, 2011 and 92.6% at March 31, 2011

•

Generated positive leasing spreads, with new leases up 9.0% on a pro rata basis and 6.0% at 100% ownership, and renewals up 5.9% on a pro rata basis and 5.4% at 100% ownership. Blended spreads were up 6.4% on a pro rata basis and 5.5% at 100% ownership.

•	Generated same store net operating income growth of 2.3% on a pro rata basis and 2.9% at 100% ownership

•	Completed a $47 million acquisition of a 561,000 square foot prime shopping center in Chicago

•	Completed $45 million of non-prime asset sales, of which DDR’s pro rata share of the proceeds was $34 million

•	Completed $353 million of new long-term financings with an average interest rate below 4% and average duration of 6.6 years

•	Formed a new unconsolidated joint venture with Blackstone to acquire 46 shopping centers that had previously been managed but unowned

•	Entered into forward equity agreements to sell 19 million shares for gross proceeds of $246 million to fund the Company’s share of the Blackstone joint venture and other prime asset acquisitions

“We are pleased to report continued progress with our strategic operating objectives and have every expectation that the consistency of our strong performance will continue,” commented DDR’s president and chief executive officer, Daniel B. Hurwitz.

2012 GUIDANCE

Based on strong operating performance during the first four months of 2012 relative to budget, the Company has revised its estimate of 2012 operating FFO per share. DDR currently expects operating FFO per share for 2012 to be $1.00 to $1.04, up from the range of $0.98 to $1.04 originally provided in January.

FINANCIAL HIGHLIGHTS

The Company’s first quarter operating funds from operations available to common shareholders was $66.8 million, or $0.24 per diluted share, before $7.1 million of net adjustments, which compares to $63.2 million, or $0.24 per diluted share for the prior-year comparable. The increase in operating funds from operations for the three-month period ended March 31, 2012 as compared to the same period in 2011 is primarily due the acquisition of seven shopping center assets in 2011 and 2012 partially offset by asset dispositions as well as the redemption of preferred shares in the second quarter of 2011.

Funds From Operations applicable to common shareholders (“FFO”) for the three-month period ended March 31, 2012, including the above net adjustments, was $59.7 million, or $0.21 per diluted share, which compares to FFO of $93.0 million, or $0.27 per diluted share, for the prior-year comparable period.

The decrease in FFO for the three-month period ended March 31, 2012, as compared to the same period in 2011 is primarily due to income recorded in the first quarter of 2011 as a result of the gain on change in control of interests related to the Company’s acquisition of two assets from unconsolidated joint ventures, the effect of the valuation adjustments associated with the warrants that were exercised in full for cash in the first quarter of 2011 and the loss on debt extinguishment related to the Company’s repurchase of a portion of its 9.625% unsecured notes in the first quarter of 2012.

Net loss applicable to common shareholders for the three-month period ended March 31, 2012, was $22.0 million, or $0.08 per diluted share, which compares to net income of $24.7 million, or $0.01 per diluted share, for the prior-year comparable period. The net loss applicable to common shareholders for the three-month period ended March 31, 2012 as compared to net income for the same period in 2011 is primarily due to the same factors impacting FFO as explained above.

LEASING & PORTFOLIO OPERATIONS

The following results for the three-month period ended March 31,2012, highlight continued strong leasing activity throughout the portfolio:

•	Executed 178 new leases aggregating 1.0 million square feet and 367 renewals aggregating approximately 2.3 million square feet

•	The portfolio leased rate was 93.7% at March 31, 2012, as compared to 92.6% at March 31, 2011

•

On a cash basis, rental rates for new leases increased by 9.0% on a pro rata basis and 6.0% at 100% ownership, and renewals by 5.9% on a pro rata basis and 5.4% at 100% ownership. Overall blended spreads were up 6.4% on a pro rata basis and 5.5% at 100% ownership.

•	Same store net operating income (“NOI”) increased by 2.3% for the three-month period ended March 31, 2012 as compared to the prior-year comparable period on a pro rata basis and 2.9% at 100% ownership

•	Total portfolio average annualized base rent per occupied square foot as of March 31, 2012 was $14.08, as compared to $13.37 at March 31, 2011

ACQUISITIONS & FINANCINGS

In April 2012, the Company acquired its joint venture partners’ 50% ownership interest in two prime power centers located in Portland, Oregon and Phoenix, Arizona for $70.0 million in the aggregate. Tanasbourne Town Center, in Portland, Oregon, is a large-format power center totaling 566,000 square feet. The shopping center is anchored by national tenants including Target, Nordstrom Rack, Bed Bath & Beyond, Ross Dress For Less, Michaels, Old Navy and Petco. Arrowhead Crossing, in Phoenix, Arizona, is a large-format power center totaling 412,000 square feet. The shopping center is anchored by national tenants including Nordstrom Rack, DSW, T.J. Maxx, HomeGoods, Staples and Hobby Lobby. The Company funded its $70.0 million investment with proceeds from the issuance of 4.8 million common shares at an average price of $14.64 through its at-the-market common equity program. At closing, approximately $104 million of mortgage debt was repaid and the assets are now part of the Company’s large unencumbered pool.

In March 2012, the Company acquired Brookside Marketplace in Chicago, Illinois, for $47.4 million. The center is a large-format power center totaling 561,000 square feet. The asset is anchored by Super Target, Kohl’s, Dick’s Sporting Goods, Best Buy, HomeGoods, Michaels, PetSmart, Office Max, Old Navy and ULTA.

During the quarter, the Company’s one-third-owned joint venture, Sonae Sierra Brasil, completed a strategic asset swap that resulted in a majority interest in Shopping Plaza Sul, a high-quality enclosed mall located in Sao Paulo. Sonae Sierra Brasil acquired an additional 30% ownership interest in Shopping Plaza Sul in exchange for a 22% stake in Shopping Penha and $29 million in cash. As a result of this transaction, Sonae Sierra Brasil increased its interest in Shopping Plaza Sul to 60% and decreased its interest in Shopping Penha to 51%. Shopping Plaza Sul consists of 248,000 square feet of gross leasable area and generated sales per square foot of $960 in 2011, while Shopping Penha is a 319,000 square foot shopping center also located in Sao Paulo that generated sales per square foot of $660 in 2011.

In January 2012, affiliates of the Company and The Blackstone Group L.P. (“Blackstone”) formed a joint venture which is expected to acquire a portfolio of 46 shopping centers currently owned by EPN Group (the “EDT Retail Portfolio”) valued at approximately $1.4 billion, including assumed debt of $640 million and at least $305 million of anticipated new financings. An affiliate of Blackstone will own 95% of the common equity of the joint venture and the remaining 5% interest will be owned by an affiliate of DDR. DDR is also expected to invest $150 million in preferred equity in the venture with a fixed dividend rate of 10%, and will continue to provide leasing and management services for the portfolio. In addition, DDR will have the right of first offer to acquire ten of the assets. The Company entered into forward sale agreements to issue 19.0 million of its common shares at a price of $12.95 per share and expects to use the net proceeds to fund its investment in the joint venture and to repay corporate debt. The Company expects the settlement of the forward sale agreements to be on or about June 29, 2012.

In January 2012, the Company completed $353 million in new long-term financings, comprised of a $250 million unsecured term loan (“Term Loan”) and a $103 million mortgage loan (“Mortgage Loan”). These financings address substantially all of the Company’s 2012 consolidated debt maturities. The Term Loan consists of a $200 million tranche that currently bears interest at a rate of LIBOR plus 210 basis points and matures on January 31, 2019; and a $50 million tranche that currently bears interest at a rate of LIBOR plus 170 basis points and matures on January 31, 2017. Borrowings on the Term Loan bear interest at LIBOR plus a margin based upon DDR’s long-term senior unsecured debt ratings. Additionally, the Company entered into interest rate swaps on the $200 million, seven-year tranche to fix the interest rate at 3.6%. Proceeds from the Term Loan were used to retire the remaining $180 million aggregate principal amount of convertible notes that matured in March 2012, to reduce the outstanding balances under the Company’s revolving credit facilities, and for general corporate purposes. The Mortgage Loan has a seven-year term and bears interest at 3.4%.

DISPOSITIONS

The Company sold six consolidated assets, aggregating approximately 0.4 million square feet, in the first quarter of 2012, generating gross proceeds of approximately $12.2 million. In addition, the Company sold $27.4 million of consolidated non-income producing assets of which the Company’s proportionate share was $20.9 million. The Company recorded an aggregate net gain of approximately $0.7 million related to asset sales in the first quarter of 2012.

In the first quarter of 2012, the Company’s unconsolidated joint ventures sold assets generating gross proceeds of approximately $5.2 million of which the Company’s proportionate share was $0.8 million. The aggregate gain for these transactions, including Sonae Sierra Brasil’s partial asset sale, was approximately $13.7 million of which the Company’s proportionate share was $2.9 million.

NON-GAAP DISCLOSURES

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO and operating FFO provide additional indicators of the financial performance of a REIT. The Company also believes that FFO and operating FFO more appropriately measure the core operations of the Company and provide benchmarks to its peer group. Neither FFO nor operating FFO represents cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is necessarily indicative of cash available to fund cash needs and should be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.

FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains and losses from disposition of depreciable real estate property, which are presented net of taxes, (iii) impairment charges on depreciable real estate property and related investments, (iv) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company calculates operating FFO by excluding the non-operating charges and gains described below. The Company computes FFO in accordance with the NAREIT definition as affirmed by NAREIT on October 31, 2011. Other real estate companies may calculate FFO and operating FFO in a different manner. FFO excluding the net non-operating items detailed below is useful to investors as the Company removes these charges and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. A reconciliation of net income (loss) to FFO and operating FFO is presented in the financial highlights section of the Company’s quarterly supplement.

SAFE HARBOR

DDR considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, the ability of the joint venture between affiliates of the Company and Blackstone to successfully complete the acquisition of the EDT Retail Portfolio; local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to buy or sell assets on commercially reasonable terms; our ability to complete acquisitions or dispositions of assets under contract; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; the success of our capital recycling strategy; and the finalization of the financial statements for the three-month period ended March 31, 2012. For additional factors that could cause the results of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s Form 10-K for the year ended December 31, 2011. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

ABOUT DDR

DDR is an owner and manager of 469 value-oriented shopping centers representing 119 million square feet in 39 states, Puerto Rico and Brazil. The Company’s assets are concentrated in high barrier-to-entry markets with stable populations and high growth potential and its portfolio is actively managed to create long-term shareholder value. DDR is a self-administered and self-managed REIT operating as a fully integrated real estate company, and is publicly traded on the New York Stock Exchange under the ticker symbol DDR. Additional information about the company is available at www.ddr.com.

CONFERENCE CALL INFORMATION & SUPPLEMENTAL MATERIALS

A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request to Samir Khanal, at the Company’s corporate office, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or at www.ddr.com.

The Company will hold its quarterly conference call tomorrow, May 2, 2012, at 10:00 a.m. Eastern Daylight Time. To participate, please dial 866.510.0704 (domestic), or 617.597.5362 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the passcode: 57201689. Access to the live call and replay will also be available through the Company’s website. The replay will be available through May 9, 2012.

DDR Corp.

Financial Highlights

(In thousands)

	Three-Month Periods Ended March 31,
	2012	2011
Revenues:
Minimum rents (A)	$131,862	$126,606
Percentage and overage rents (A)	1,610	1,882
Recoveries from tenants	43,365	44,014
Ancillary and other property income	6,199	6,898
Management, development and other fee income	11,754	11,751
Other (B)	581	1,120

	195,371	192,271

Expenses:
Operating and maintenance	34,343	35,479
Real estate taxes	25,559	25,221
Impairment charges (C)	13,517	3,856
General and administrative	19,012	29,378
Depreciation and amortization	60,306	53,122

	152,737	147,056

Other income (expense):
Interest income	1,841	2,799
Interest expense (D)	(56,746)	(57,298)
Loss on debt retirement, net (E)	(5,602)	—
Gain on equity derivative instruments	—	21,926
Other (expense) income, net (F)	(1,602)	1,341

	(62,109)	(31,232)

(Loss) income before earnings from equity method investments and other items	(19,475)	13,983
Equity in net income of joint ventures (G)	8,248	1,974
Impairment of joint venture investments (C)	(560)	(35)
Gain on change in control of interests	—	21,729
Tax expense of taxable REIT subsidiaries and state franchise and income taxes	(179)	(326)

(Loss) income from continuing operations	(11,966)	37,325
Loss from discontinued operations (H)	(3,580)	(1,085)

(Loss) income before gain (loss) on disposition of real estate	(15,546)	36,240
Gain (loss) on disposition of real estate, net of tax	665	(861)

Net (loss) income	(14,881)	35,379
Income attributable to non-controlling interests	(176)	(67)

Net (loss) income attributable to DDR	$(15,057)	$35,312

Preferred dividends	6,967	10,567

Net (loss) income applicable to common shareholders	$(22,024)	$24,745

Funds From Operations (“FFO”):
Net (loss) income applicable to common shareholders	$(22,024)	$24,745
Depreciation and amortization of real estate investments	58,447	53,803
Equity in net income of joint ventures (G)	(8,248)	(1,974)
Impairment of depreciable joint venture investments	560	35
Joint ventures’ FFO (G)	13,985	14,747
Non-controlling interests (OP Units)	48	16
Impairment of depreciable real estate assets, net of non-controlling interests	17,340	1,983
Gain on disposition of depreciable real estate, net	(360)	(400)

FFO applicable to common shareholders	$59,748	$92,955

Non-operating items, net (I)	7,058	(29,765)

Operating FFO	$66,806	$63,190

Earnings per share – Diluted (J)	$(0.08)	$0.01

Funds From Operations – Diluted (J)	$0.21	$0.27

Operating Funds From Operations – Diluted (J)	$0.24	$0.24

DDR Corp.

Financial Highlights

(In thousands)

Selected Balance Sheet Data

	March 31, 2012	December 31, 2011
Assets:
Real estate and rental property:
Land	$1,843,304	$1,844,125
Buildings	5,445,207	5,461,122
Fixtures and tenant improvements	389,344	379,965

	7,677,855	7,685,212
Less: Accumulated depreciation	(1,568,138)	(1,550,066)

	6,109,717	6,135,146
Land held for development and construction in progress	576,107	581,627
Real estate held for sale, net	8,025	2,290

Real estate, net	6,693,849	6,719,063

Investments in and advances to joint ventures	363,706	353,907
Cash	16,088	41,206
Restricted cash	23,127	30,983
Notes receivable, net	95,104	93,905
Receivables, including straight-line rent, net	104,830	117,463
Other assets, net	115,067	112,898

	$7,411,771	$7,469,425

Liabilities & Equity:
Indebtedness:
Revolving credit facilities	$75,968	$142,421
Unsecured debt	1,938,255	2,139,718
Unsecured term loan	250,000	—
Mortgage and other secured debt	1,872,694	1,822,445

	4,136,917	4,104,584
Dividends payable	40,269	29,128
Other liabilities	211,308	257,821

Total liabilities	4,388,494	4,391,533

Preferred shares	375,000	375,000
Common shares	27,756	27,711
Paid-in-capital	4,139,124	4,138,812
Accumulated distributions in excess of net income	(1,548,678)	(1,493,353)
Deferred compensation obligation	13,374	13,934
Accumulated other comprehensive income	3,720	(1,403)
Less: Common shares in treasury at cost	(13,249)	(15,017)
Non-controlling interests	26,230	32,208

Total equity	3,023,277	3,077,892

	$7,411,771	$7,469,425

DDR Corp.

Financial Highlights

(A)	The increase in base and percentage rental revenues for the three-month period ended March 31, 2012 is as follows (in millions):

Increase (decrease)
Comparable portfolio properties	$0.8
Acquisition of shopping centers	4.8
Development or redevelopment properties	(0.7)

$4.9

Revenue resulting from the recognition of straight-line rents, including discontinued operations, is as follows (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Straight-line rents	$0.4	$0.3

(B)	Other revenues were comprised of the following (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Lease termination fees	$0.5	$0.6
Financing fees	—	0.4
Other miscellaneous	0.1	0.1

	$0.6	$1.1

(C)	The Company recorded impairment charges during the three-month periods ended March 31, 2012 and 2011, on the following (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Undeveloped land	$—	$3.8
Assets marketed for sale	13.5	—

Total continuing operations	13.5	3.8

Sold assets or assets held for sale	3.8	2.0

Total discontinued operations	3.8	2.0
Joint venture investments	0.6	—

Total impairment charges	$17.9	$5.8

(D)	The Company recorded the following in connection with its outstanding convertible debt (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Non-cash interest expense related to amortization of the debt discount	$3.2	$3.8

DDR Corp.

Financial Highlights

(E)	For the three months ended March 31, 2012, the Company repurchased $25.5 million of its 9.625% unsecured senior notes at a premium to par value.

(F)	Other income (expenses) were comprised of the following (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Litigation-related expenses	$(0.7)	$(1.0)
Debt extinguishment costs, net	(0.3)	(0.2)
Settlement of lease liability obligation	—	2.6
Transaction and other expenses	(0.6)	(0.1)

	$(1.6)	$1.3

(G)	At March 31, 2012 and 2011, the Company had an investment in joint ventures, excluding consolidated joint ventures, in 172 and 191 shopping center properties, respectively.

(H)	The operating results related to assets classified as discontinued operations are summarized as follows (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Revenues	$1.3	$11.0

Operating expenses	0.7	4.3
Impairment charges	3.8	2.0
Interest, net	0.2	3.0
Depreciation and amortization	0.3	3.0

Total expenses	5.0	12.3

Loss before disposition of real estate	(3.7)	(1.3)
Gain on disposition of real estate, net	0.1	0.2

Loss from discontinued operations	$(3.6)	$(1.1)

(I)	The charges and gains excluded from Operating FFO for the three-month periods ended March 31, 2012 and 2011, respectively, are summarized as follows (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Non-cash impairment charges – non-depreciable consolidated assets	$—	$3.8
Loss on debt retirement, net	5.6	—
Other expense (income), net – litigation costs, debt extinguishment costs, lease liability settlement gain and other expenses	1.7	(1.3)
Equity in net income of joint ventures – currency adjustments and other expenses	0.1	(0.4)
(Gain) loss on disposition of non-depreciable real estate (land), net	(0.3)	1.0
Executive separation charge	—	10.7
Non-cash gain on equity derivative instruments (Otto Family warrants)	—	(21.9)
Non-cash gain on change in control of interests	—	(21.7)

Total adjustments from FFO to operating FFO	$7.1	$(29.8)

DDR Corp.

Financial Highlights

(J)	The Company’s per share information is as follows:

	At March 31,
	2012	2011
Common shares outstanding	277.5	267.1
OP Units outstanding (“OP Units”)	0.4	0.4

	Three-Month Periods Ended March 31,
	2012	2011

Earnings per common share:
Basic	$(0.08)	$0.10

Diluted	$(0.08)	$0.01

Basic – average shares outstanding	275.2	256.0

Diluted – average shares outstanding	275.2	262.6

Dividends Declared:	$0.12	$0.04

FFO per share:
Basic	$0.22	$0.36

Diluted	$0.21	$0.27

Weighted average common shares outstanding	277.2	258.2

Assumed conversion of OP Units	0.4	0.4

FFO Weighted average common shares and OP Units – Basic	277.6	258.6

Assumed conversion of dilutive securities	2.5	6.6

FFO Weighted average common shares and OP Units – Diluted	280.1	265.2

Operating FFO:
Diluted	$0.24	$0.24

Operating FFO Weighted average common shares and OP Units – Diluted	280.1	265.2

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(In thousands)

Combined condensed income statements

	Three-Month Periods Ended March 31,
	2012	2011
Revenues:
Minimum rents (A)	$122,344	$120,639
Percentage and overage rents	501	757
Recoveries from tenants	27,499	30,922
Other	19,588	16,243

	169,932	168,561
Expenses:
Operating and maintenance	39,366	39,341
Real estate taxes	17,954	19,087
Impairment charges (B)	1,347	—

Net operating income	111,265	110,133
Depreciation and amortization of real estate investments	42,910	47,323
Interest expense	58,182	57,051

Income before other items	10,173	5,759
Income tax expense	(6,029)	(6,144)

Income (loss) from continuing operations	4,144	(385)
Discontinued operations:
Income (loss) from operations	126	(306)
Loss on disposition	(139)	(863)

Income (loss) before gain on disposition of assets	4,131	(1,554)
Gain on disposition of assets	13,852	—

Net income (loss)	17,983	(1,554)
Non-controlling interests	(8,934)	(2,375)

Net income (loss) attributable to unconsolidated joint ventures	$9,049	$(3,929)

Net income at DDR’s ownership interests (C)	$10,180	$3,899

FFO at DDR’s ownership interests (D)	$13,985	$14,747

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(In thousands)

Combined condensed balance sheets

	March 31, 2012	December 31, 2011

Land	$1,416,122	$1,400,469
Buildings	4,514,103	4,334,097
Fixtures and tenant improvements	196,940	189,940

	6,127,165	5,924,506
Less: Accumulated depreciation	(840,360)	(808,352)

	5,286,805	5,116,154
Land held for development and construction in progress (E)	137,979	239,036

Real estate, net	5,424,784	5,355,190
Cash and restricted cash	479,397	308,008
Receivables, including straight-line rent, net	102,493	108,038
Leasehold interests	9,136	9,136
Other assets, net	188,377	168,115

	$6,204,187	$5,948,487

Mortgage debt (F)	$3,925,260	$3,742,241
Notes and accrued interest payable to DDR	105,104	100,470
Other liabilities	229,941	214,370

	4,260,305	4,057,081
Accumulated equity	1,943,882	1,891,406

	$6,204,187	$5,948,487

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(A)	Revenue resulting from the recognition of straight-line rents, including discontinued operations, is as follows (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Straight-line rents	$0.9	$0.6
DDR’s proportionate share	0.2	0.1

(B)	For the three-month period ended March 31, 2012, impairment charges were recorded primarily on assets that are in the process of being marketed for sale of which the Company’s proportionate share of the charges was approximately $0.5 million.

(C)	Adjustments to the Company’s share of joint venture equity in net income primarily is related to basis differences impacting amortization and depreciation, impairment charges and (loss) gain on dispositions as follows (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Net loss	$(1.9)	$(1.9)

(D)	FFO and Operating FFO from unconsolidated joint ventures are summarized as follows (in millions):

	Three-Month Periods Ended March 31,
	2012	2011
Net income (loss) attributable to unconsolidated joint ventures	$9.1	$(3.9)
(Gain) loss on sale of depreciable real estate	(13.7)	0.9
Impairment of depreciable real estate assets	1.3	—
Depreciation and amortization of real estate investments	45.3	47.8

FFO	$42.0	$44.8

FFO at DDR ownership interests	$14.0	$14.7

Operating FFO at DDR’s ownership interests (1)	$14.1	$14.3

DDR joint venture distributions received, net	$4.5	$26.9

(1)	Excluded from operating FFO is the Company’s pro rata share of net charges included in equity in net income of joint ventures primarily related to foreign currency translation as disclosed earlier in this press release.

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(E)	Land held for development and construction in progress consists of the following (in millions):

	March 31, 2012	December 31, 2011
Company’s proportionate share	$45.2	$75.9

(F)	Mortgage debt consists of the following (in millions):

	March 31, 2012	December 31, 2011
Company’s proportionate share	$837.6	$772.9
Non-recourse debt included above for which the Company has written its investment down to zero and is receiving no allocation of income, loss or FFO	48.1	48.1